Exhibit 23.1

The Board of DirectorsCumberland Pharmaceuticals Inc.:

We consent to the use of our reports with respect to the consolidated financial statements and schedule and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Nashville, Tennessee
September 25, 2012